For Immediate Release

Neah Shipping BuzzBar Suite of Products, Successfully Completes CE Certification

 Neah Power Systems Inc.’s Ships BuzzBar™ Products Aug 29th, Completes CE Testing and Launches BuzzBar Suite Website

Bothell, WA (Sept 4, 2014) – Neah Power Systems  Inc (‘Neah’), an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries, reported that it has begun shipping BuzzBar Suite of products on August 29th, 2014, and has completed CE certification. Neah had previously completed FCC certification. Additionally, Neah had launched a website dedicated to the BuzzBar Suite: www.buzzbarsuite.com.

“We are thrilled to be shipping to consumers who previously ordered the product, as well as to certain big box retailers for evaluation of the product,” said Dr. Chris D’Couto, CEO of Neah Power Systems. “We were able to file two patent applications related to the technology, complete FCC and CE certification, and address various manufacturing scale up issues over the last few weeks. We now expect to continue on the commercialization front more aggressively.”

The BuzzBar Suite, which can be a life-saving product, allows for charging from a variety of sources: grid power (traditional outlet), the BuzzBat (using AA and AAA batteries), the BuzzSol (solar panel), or the BuzzCell (available in Q42014).

About Neah Power

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip and the BuzzBar family of products. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

# # #

For more information please contact Veronica Welch at 1-508-643-8000; Ronnie@cwrpartners.com